UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  April 30, 2014


Bay Bancorp, Inc.
(Exact name of registrant as specified in its charter)


Maryland    000-23090   52-1660951
(State or other jurisdiction of (Commission file number)         (IRS Employer
incorporation or organization)           Identification No.)


 2329 West Joppa Road, Suite 325, Lutherville, MD      21093
        (Address of principal executive offices)     (Zip Code)


Registrant telephone number, including area code:  (410) 494-2580


N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

.. Written communications pursuant to Rule 425 under the Securities Act
  (17 CFR 230.425)

.. Soliciting material pursuant to Rule 14a-12 under the Exchange Act
  (17 CFR 240.14a-12)

.. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

.. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (e) Compensatory Arrangements.

 On April 30, 2014, the Board of Directors of Bay Bank, F.S.B. (the Bank), a wholly-owned bank subsidiary of Bay Bancorp, Inc. (the Company), approved the renewal of the Bank employment agreement (the Agreement) with H. King Corbett for a new one-year term, commencing on April 11, 2014. Mr. Corbett serves as the Bank Chief Lending Officer. Under the Agreement, Mr. Corbett was employed for an initial term of one year, but the Agreement provides that it will automatically renew for successive one-year terms unless the Bank or Mr. Corbett provides the other party with notice at least 90 days prior to the expiration of the then-current term that it will not be renewed, provided that the Bank Board of Directors has reviewed and approved the renewal. The other material terms of the Agreement were summarized in the section of the Company definitive proxy statement filed on April 14, 2014 entitled EXECUTIVE COMPENSATION under the heading Employment Agreements, which summary is incorporated herein by reference. Other than the renewal of the existing term, no change was made to the Agreement.

 The discussion of the Agreement set forth above and incorporated herein by reference is intended only as a summary of the Agreement material terms and is qualified in its entirety by the text of the Agreement. Pursuant to Item 601(b)(10) of the SEC Regulation S-K, a copy of the Agreement, as renewed, will be filed as an exhibit to the Company Quarterly Report for the quarter ending June 30, 2014.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 BAY BANCORP, INC.


Dated:  May 5, 2014 By: /s/ Kevin B. Cashen
 Kevin B. Cashen
 President & Chief Executive Officer